Exhibit 5.1

Simpson Thacher & Bartlett LLP
425 LEXINGTON AVENUE NEW YORK, NY 10017-3954 ___________________
TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
Direct Dial Number +1-212-455-2948	E-mail Address jkaufman@stblaw.com

November 4, 2021

The Mosaic Company

101 East Kennedy Blvd

Suite 2500

Tampa, Florida 33602

Ladies and Gentlemen:

We have acted as counsel to The Mosaic Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to (i) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) to be sold by the Company and certain selling stockholders; (ii) shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”); (iii) debt securities, which may be either senior (“Senior Debt Securities”) or subordinated (the “Subordinated Debt Securities”) (collectively, the “Debt Securities”); and (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”). The Common Stock, the Preferred Stock, the Debt Securities and the Warrants are hereinafter referred to collectively as the “Securities.” The Securities may be issued and/or sold or delivered from time to time for an indeterminate aggregate initial offering price.

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The Mosaic Company	2	November 4, 2021

The Senior Debt Securities and the Subordinated Debt Securities will be issued under an Indenture (the “Indenture”) dated as of October 24, 2011 between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Warrants will be issued pursuant to one or more Warrant Agreements (each, a “Warrant Agreement”) between the Company and a warrant agent named therein.

The Indenture and the Warrant Agreements are hereinafter referred to collectively as the “Securities Agreements.”

We have examined the Registration Statement and the Indenture, which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Securities, the applicable Securities Agreement will be the valid and legally binding obligation of each party thereto other than the Company. We also have assumed that, with respect to the issuance of any shares of Common Stock or Preferred Stock, the amount of valid consideration paid in respect of such shares will equal or exceed the par value of such shares.

The Mosaic Company	3	November 4, 2021

In rendering the opinions set forth below, we have assumed further that, at the time of execution, authentication, issuance and delivery, as applicable, of each of the applicable Securities Agreements (other than the Indenture) and Securities, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized and such Securities Agreement will have been duly authorized, executed and delivered by the Company in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery, issuance and performance, as applicable, by the Company of such Securities Agreement and such Securities will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law, assuming there shall not have been any change in such laws affecting the validity or enforceability of such Securities Agreement and such Securities) and (3) the execution, delivery, issuance and performance, as applicable, by the Company of such Securities Agreement and such Securities (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements.

In rendering the opinions set forth below, we have assumed further that the execution, delivery and performance by the Company of the Indenture (a) do not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. With respect to the Common Stock to be issued and sold by the Company, assuming (a) the taking of all necessary corporate action to authorize and approve the

The Mosaic Company	4	November 4, 2021

issuance of the Common Stock and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) due issuance and delivery of the Common Stock, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the board of directors or a duly authorized committee thereof (each, the “Board of Directors”) of the Company and otherwise in accordance with the provisions of such agreement, the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Company (the “Bylaws”) and the Delaware General Corporation Law, the Common Stock will be validly issued, fully paid and nonassessable.

2. With respect to the Common Stock to be sold by selling stockholders, the Common Stock has been validly issued, fully paid and nonassessable.

3. With respect to the Preferred Stock, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance and terms of the Preferred Stock and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company, (b) due filing of the applicable definitive Certificate of Designations with respect to such Preferred Stock and (c) due issuance and delivery of the Preferred Stock, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors of the Company and otherwise in accordance with the provisions of such agreement, the Certificate of Incorporation, the Bylaws and the Delaware General Corporation Law, the Preferred Stock will be validly issued, fully paid and nonassessable.

4. With respect to the Debt Securities, assuming (a) the taking of all necessary corporate action by the Board of Directors of the Company or duly authorized officers of the Company (such Board of Directors or authorized officers being referred to herein as the “Company Authorizing Party”) to authorize and approve the issuance and terms of any Debt Securities and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company, and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Company Authorizing Party and otherwise in accordance with the provisions of such agreement and the Indenture, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

5. With respect to the Warrants, assuming (a) the taking of all necessary corporate action by the Board of Directors of the Company to authorize and approve the issuance and terms of any Warrants and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due execution, countersignature, issuance and delivery of such Warrants, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors of the Company and otherwise in accordance with the provisions of such agreement and the applicable definitive Warrant Agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

The Mosaic Company	5	November 4, 2021

Our opinions set forth in paragraphs 4 and 5 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) the waiver of rights and defenses contained in Section 514 of the Indenture or (B) Section 110 of the Indenture relating to the separability of provisions of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP